Exhibit 99.5
November 16, 2005
Board of Directors
Medicis Pharmaceutical Corporation
8125 North Hayden Road
Scottsdale, AZ 85258
Ladies and Gentlemen:
     We hereby consent to (i) the inclusion of our opinion letter, dated March 20, 2005, to the Board of Directors of Medicis Pharmaceutical Corporation (the “Company”) as Annex C to the joint proxy statement/prospectus of the Company and Inamed Corporation (“Inamed”) which forms a part of the Registration Statement on Form S-4 of the Company, filed with the Securities and Exchange Commission on November 16, 2005 (the “Registration Statement”) and (ii) the references to Thomas Weisel Partners LLC in the sections captioned “SUMMARY — Opinions of Deutsche Bank, Thomas Weisel Partners and JPMorgan”, “THE MERGER — Background of the Merger”, “THE MERGER — Recommendation of the Medicis Board of Directors and Its Reasons for the Merger” and “THE MERGER — Opinions of Deutsche Bank and Thomas Weisel Partners” of the Registration Statement.
     In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion may not be used or referred to, or quoted or disclosed to any person in any manner, without our prior written consent.
Very truly yours,
/s/ Thomas Weisel Partners LLC
THOMAS WEISEL PARTNERS LLC